UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2007

ClearComm, L.P.

(Exact name of registrant as specified in its charter)

Delaware	000-28362	66-0514434
(State or other jurisdiction of organization)	(Commission File Number)	(IRS Employer Identification No.)

1112 Weston Road, Suite 117

Weston, Florida 33326

(Address of principal executive offices)

Registrant’s telephone number, including area code: (954) 496-4325

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01            Other Events

On November 28, 2006, NewComm Wireless Services, Inc., a Puerto Rico corporation (“NewComm”) and subsidiary of ClearComm, L.P., a Delaware limited partnership (“ClearComm”), filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code.  Following an auction of NewComm’s assets held on February 28, 2007 pursuant to 11 U.S.C. § 363 (“Section 363”) of the U.S. Bankruptcy Code, the Bankruptcy Court issued an order on March 7, 2007 approving the sale of substantially all of NewComm’s assets to PRWireless, Inc., an investment group formed by D.B. Zwirn Special Opportunities Fund, Ltd. and MC Venture Partner/Columbia Capital LLC, for a purchase price of approximately $160 million, including assumed liabilities.  The consummation of the sale is subject to customary terms and conditions, including receipt of FCC consent, set forth in an amended and restated asset purchase agreement, dated as of March 7, 2007.  The disposition of the proceeds will be determined by the U.S. Bankruptcy Court, with secured and unsecured creditors to receive payment before equity holders.  The amount of claims filed by all unsecured creditors currently exceeds the available proceeds.  NewComm has filed an adversary proceeding in the Bankruptcy Court seeking to disallow certain claims, including the unsecured claims of Telefonica, S.A. and its affiliates.  No dates have been established for any substantive determinations.

ClearComm is the defendant in a suit currently pending in the United States District Court for the Southern District of New York brought by TEM Puerto Rico, Inc. (“TEMPR”), an affiliate of Telefonica, S.A.  The suit was initially filed on December 19, 2006 in New York state court, and was thereafter removed to the United States District Court.  TEMPR contends it is entitled to payment from ClearComm for approximately one-half of a $63 million payment allegedly made by TEMPR to ABN AMRO under a guarantee entered in connection with a bridge loan previously made by ABN AMRO to NewComm.  ClearComm has filed an opposition to a pending motion for summary judgment.  No decision on the merits has been rendered, nor has any date been set for any hearing on the merits.  TEMPR has requested that the matter be remanded back to state court.  That issue is currently being litigated by the parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 21, 2007	ClearComm, L.P.

	By:	SuperTel Communications Corp.
	Its:	General Partner

	By:	/s/ John J. Duffy
John J. Duffy
President and Chief Executive Officer